Consent of Independent Registered Public Accounting Firm

The Board of Directors
Energy Fuels Inc.

We consent to the use of our report dated March 9, 2018, with respect to the consolidated balance sheet of Energy Fuels Inc. as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
November 2, 2018